                                                                    EXHIBIT 10.1

    PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE SYMBOL "[***]" IN THIS EXHIBIT INDICATES THAT INFORMATION HAS BEEN OMITTED.

                              CODE SHARE AGREEMENT

This CODE SHARE AGREEMENT (this "Agreement") is made and entered into as of September 18, 2003 (the "Contract Date") to be effective as of January 1, 2004 (the "Effective Date"), by and between FRONTIER AIRLINES, INC., a Colorado corporation ("Frontier"), and HORIZON AIR INDUSTRIES, INC., a Washington corporation ("Partner"). Certain capitalized terms not otherwise defined herein will have the meanings ascribed to them in Schedule A to this Agreement.

                                 R E C I T A L S

A. Frontier holds a certificate of public convenience and necessity issued by the Department of Transportation ("DOT") authorizing it to engage in the interstate and overseas air transportation of persons, property and mail between all points in the United States, its territories and possessions.

B. Partner holds certificates of public convenience and necessity issued by the DOT authorizing Partner to engage in the interstate transportation of persons, property and mail in the United States, its territories and possessions.

C. Frontier owns various trademarks, service marks and logos, including "Frontier Airlines" and distinctive exterior color decor and patterns on its aircraft, hereinafter referred to individually and collectively as the "Frontier Service Marks."

D. Frontier and Partner desire to enter into a code share agreement whereby Partner will provide certain flight and other services to Frontier on terms and conditions more particularly set forth in this Agreement from and after the Effective Date.

NOW, THEREFORE, in consideration of the promises, covenants, representations and warranties hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Frontier and Partner agree as set forth below.

                                A G R E E M E N T

1.  Rights, Responsibilities and Obligations of Partner:

         1.1 Flight Service. During the term of this Agreement, Partner will operate "Frontier JetExpress" air transportation services (the "Flight Services") using the Initial Fleet and the Option Fleet (each as defined in Section 1.3) to and from the cities and based upon the schedule established from time to time by Frontier (the "Schedule") and provided to Partner by written notice (a "Schedule Notice") no less than 70 days for schedule changes not involving Flight Services to new cities and no less than 90 days for schedule changes involving the addition of Flight Services to a new city or cities prior to the effective date of the schedule change described in the Schedule Notice. The aircraft comprising the Fleet will be Bombardier CRJ-700s and are herein collectively referred to as the "Aircraft."

                  For purposes of this Agreement, "Flights" means flights operated pursuant to the Schedule. Frontier may change the Schedule by issuance of a Schedule Notice at any time. When creating a Schedule, Frontier shall: (i) create a Schedule which will permit Partner to schedule flight crews in a manner consistent with Partner's block time, operational and maintenance practices set forth on Exhibit 1.1 to this Agreement, as modified from time to time by mutual agreement of the parties prior to the due date of the relevant Schedule Notice; (ii) take into account airport facilities available for Aircraft handling; (iii) permit maintenance as required by
                  Section 1.7.2 and scheduled heavy maintenance on Aircraft, as required; (iv) take into account the Spare Aircraft (as defined in Section 1.3.1); and (v) provide for at least 70 days prior notice of any holiday cancellations.

         1.2 Ad Hoc Schedule Changes. Frontier may at its election require ad hoc changes to the Schedule for any reason including but not limited to irregular operations, mechanical problems, weather conditions, or charter opportunities (such flights as requested on an ad hoc basis by Frontier and not otherwise reflected on a Schedule Notice hereby defined as "Ad Hoc Flights"). Frontier and Partner will discuss Ad Hoc Flights and Partner will complete such Ad Hoc Flights only upon mutual agreement of the parties. Ad Hoc Flights completed by Partner will become part of the Schedule for purposes of Section 6.2 but will be excluded from the Partner's performance requirements under Section 4.

         1.3      Fleet.

                  1.3.1    Initial Fleet. Each of the Aircraft identified on
                           Exhibit 1.3.1 as the initial aircraft (the "Initial Fleet") will be Bombardier CRJ-700s and shall be placed into Flight Services by Partner in the calendar months set forth on Exhibit 1.3.1 (the "Delivery Schedule"). For new aircraft deliveries Partner will provide no less than 60 days' prior written notice of the week in which the Aircraft in the Initial Fleet will be delivered, and no less than 30 days' prior written notice of the day on which the Aircraft in the Initial fleet will be delivered. In the event Partner is unable to meet the delivery week or dates set for on any notice, Partner may use a Substitute Aircraft (as defined in Section 1.3.4) to operate any Flight that was scheduled for the delayed Aircraft for up to 30 days or, with prior consent of Frontier, for such longer period as may be necessary. The Initial Fleet will be comprised of eight (8) core operating Aircraft (the "Core Aircraft") and one (1) operational spare Aircraft (the "Spare Aircraft").

                  1.3.2 Option Fleet. Frontier and Partner agree to meet periodically during the term of this Agreement to discuss and if possible agree on the expansion of the Initial Fleet by as many as twelve (12) Aircraft (the "Option Fleet"). Placement of the Option Fleet into Flight Services is subject to review and mutual agreement between the parties, provided, it is understood and agreed that the terms and conditions set forth in this Agreement will generally be applicable to the Option Fleet other than such changes as may be agreed to by the parties with respect to the Fixed Costs and Maintenance Parts relating to the Option Aircraft and the possible extension of the term of this Agreement to take into account a reasonable operating commitment for the Option Fleet. The Initial Fleet and the Option Fleet are collectively referred to herein as the "Fleet."

                  1.3.3 Aircraft Configuration, Decor and Livery. From the Effective Date until such time that all Aircraft in the Initial Fleet are operating as Frontier JetExpress Flights, all but two (2) of the Aircraft shall be painted, marked and decorated to bear Frontier Service Marks, consisting of Frontier livery and the name "Frontier JetExpress" in accordance with the livery standards to be provided by Frontier (the "Frontier JetExpress Livery") and, at Frontier's election, meet the configurations and interior decor standards set forth in Exhibit 1.3.3 (the "Configuration Standards"). Thereafter, eighty percent (80%) of the Fleet, rounded up to the nearest whole number, shall be painted, marked and decorated to bear the "Frontier JetExpress Livery" and, at Frontier's election, meet the Configuration Standards. Aircraft not required to be in Frontier JetExpress Livery under the prior sentence and in the Fleet may be left with an all white exterior and otherwise be configured in accordance with Partner's internal standards (such Aircraft referred to as "White Tail Aircraft"). Costs and expenses incurred in meeting the Livery and Configuration Standards or White Tail configuration will be allocated as follows: For New Aircraft, the Aircraft will be delivered in the Frontier JetExpress Livery and covered by the terms of the purchase agreement between Partner and the Aircraft manufacturer, and costs relating to the application of the animal motif tail decal and any costs associated with Frontier Configuration Standards over and above costs for Partner's own configuration shall be borne by Frontier. For Used Aircraft, the costs of removing the existing livery and placing the exterior of the Aircraft in an all white condition will be borne by Partner, and the cost of placing the Frontier JetExpress Livery and the application of the animal motif decal for all Used Aircraft not being left as White Tail Aircraft will be borne by Frontier. Should Frontier elect to have the New Aircraft delivered to meet the Configuration Standards, or have the interior of the Used Aircraft (other than the White Tail Aircraft) modified to meet the Configuration Standards, related costs and expenses will be borne by Frontier. Any changes to the Livery and Configuration Standards requested by Frontier after the Aircraft are placed into service as part of the Fleet will be performed by Partner at Frontier's sole cost and expense. Such configuration changes must be accomplished within 120 days following Frontier's request. In the event Frontier desires changes to Frontier JetExpress Livery, Frontier will provide Partner with 120 days' prior written notice and all requested changes must be accomplished by the end of such 120 day period, at Frontier's sole cost and expense. Partner shall use and display suitable signs on the interior and exterior of each Aircraft identifying Partner as the operator of the Flight Services. All announcements, displays or literature used or viewed by Partner customers on Flights shall feature Frontier or "Frontier JetExpress," and no other air carrier.

                  1.3.4 Substitute Aircraft. In order to address maintenance requirements, irregular operations, or Aircraft delivery delays as permitted under Section 1.3.1, Partner may substitute for any Aircraft in the Fleet an aircraft from its own operational fleet (each, a "Substitute Aircraft") for up to thirty (30) days, so long as such substitute aircraft is a White Tail Aircraft or Horizon Livery. Permanent substitutions or substitutions over thirty (30) days for any aircraft in the Fleet will require the advance written consent of Frontier.

                  1.3.5 Fleet Domicile. On or before the Effective Date, Partner will domicile crews required for the Fleet Services in Denver, Colorado and establish a line maintenance base capable of performing A Checks and clearing MELs at Denver International Airport.

         1.4 Other Services. Frontier will be responsible for providing all Other Services required in connection with the Flight Services through the use of its own personnel or through the retention of third party contractors, and will be responsible for all costs and expenses related to such Other Services. Should Frontier request proposals to subcontract for Other Services, Partner will have a right of first refusal to provide such Other Services upon the most favorable terms and conditions being offered to Frontier by other subcontractors on a "right of first refusal" basis. In the event Partner is selected to perform the Other Services on a subcontract basis, Frontier and Partner will enter into a separate agreement with respect to such Other Service, the terms of which will be separate and apart from this Agreement.

         1.5 Personnel; Training. Partner shall hire, engage, employ and maintain a sufficient number of trained personnel and subcontractors, including, but not limited to pilots, flight attendants, and maintenance personnel necessary to provide the Flight Services required by this Agreement. Pilots, Flight Attendants, and maintenance personnel shall wear Partner uniforms. For flights attendants newly hired by Partner to provide Flight Services, Frontier will be responsible for the cost of initial training. For current Partner flight attendants transferring to Frontier Flight Services, Frontier will be responsible for relocation costs. Frontier will be responsible for initial Pilot Training costs for new Aircraft Partner will allocate such costs over a 12 month period beginning at the time of initial training and no interest will be assessed by Partner. Partner will be responsible for all recurrent training expenses relating to pilots, flight attendants or mechanics, including uniform allowances and cleaning in accordance with collective bargaining agreements and its internal policies, except costs related to differences in training related to Frontier Service requirements. Costs and expense for which Frontier is responsible under this Section will be remitted as part of the Pass Thru Costs. Should Frontier elect to provide an initial orientation program or any similar subsequent refresher programs for any Partner personnel involved in Flight Services, Frontier will be responsible for all costs and expenses, including without limitation expenses relating to travel, room and board. If Frontier elects to carry hazardous and/or dangerous materials, Frontier will work with Partner to insure that all such hazardous materials training meets all governmental regulations applicable to Frontier and Partner. Such training and related costs will be the sole responsibility of Frontier.

         1.6 Service Quality and Level. All Flight Services and Other Services shall be provided by Partner at a service quality and level of service equal to or greater than the service quality and level of service provided by Frontier to the extent applicable to the type of Aircraft used to provide the Flight Services. More specifically, but without limitation:

                           1.6.1 Partner pilots and flights attendants providing Flight Services will be required and trained to comply with Partner's appearance standards as set forth on
                  Exhibit 1.6.1.

                           1.6.2 All Aircraft in the Fleet, at the time of commencing any Flight Service in the Schedule, must have a functioning lavatory and coffee maker, notwithstanding any regulations of the FAA that would permit operation of the Aircraft with such equipment tagged inoperable. Any flight cancelled pursuant to this subparagraph will be deemed to be a flight cancellation for purposes of calculating the FCF and the OTP (each as defined in Section 4).

                           1.6.3 In the event Frontier is required to reaccommodate a passenger who is unable to complete a scheduled flight because of an inoperable seat, Frontier will apply its applicable policies and procedures and Partner will be required to reimburse Frontier for all reasonable costs and expenses relating to the reaccommodation. In the alternative, Frontier may setoff such amount against its next payment obligation to Partner arising under this Agreement.

                           1.6.4 If Frontier changes Frontier's service requirements and as a result Partner will be required to modify related training programs or make any capital upgrades to any Aircraft, Partner, in writing, shall advise Frontier of the need for such upgrades together with the estimated cost to complete such upgrades (the "Upgrade Notice"). If, after receipt of the Upgrade Notice, Frontier, in writing, elects to require Partner to comply with such changes in service requirements, then Frontier, within 30 days after receipt of a written notice, shall reimburse Partner for the costs incurred by Partner in making such capital upgrades. If Frontier does not approve the making of the capital upgrades, then Partner shall not be required to meet the new Frontier service requirements. Partner will cause each Aircraft in the Fleet to comply with all aircraft exterior cleanliness and appearance standards, including appearance and condition of the livery, established by Frontier.

         1.7      Maintenance.

                  1.7.1 Obligation. Partner, at its own cost and expense, shall be responsible for the service, repair, maintenance, overhauling and testing of each
                           Aircraft: (i) in compliance with the maintenance program for each Aircraft as approved by the FAA and pursuant to all applicable aircraft maintenance manuals applicable to each Aircraft; (ii) so as to keep each Aircraft in good and safe operating condition; and (iii) so as to keep the Aircraft in such operating condition as may be necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing. Partner shall retain full authority and control over the service, repair, maintenance, overhauling and testing of each Aircraft. Frontier shall have no obligations or duties with respect to the service, repair, maintenance, overhauling or testing of any Aircraft.

                  1.7.2 Scheduled Maintenance. At the time Aircraft are identified to the Fleet, Frontier and Partner will cooperate to estimate the maintenance schedule for each Aircraft and will develop a schedule for required maintenance that will minimize disruptions to Flight Services required by the Schedule and avoid non-consecutive scheduled maintenance events. The Schedule will also provide that each Aircraft that will remain overnight at DEN, or such other location as may be mutually agreed by the parties from time to time (the " MTX RON Location"), will be scheduled in accordance with Exhibit 1.1. Partner will provide Frontier with 120 days' prior written notice of any heavy maintenance check required under the applicable maintenance program that would require removal of an Aircraft from the Schedule. Upon receiving such notice, Frontier and Partner will cooperate to alter the scheduled maintenance in order to minimize interruption to the Schedule and to provide maximum Fleet capacity during holiday periods.

                  1.7.3 Ground Equipment. Partner will be required to provide one Aircraft tow bar for each Aircraft in the Fleet.

         1.8 Emergency Operations. Prior to the commencement of Flight Services, Partner and Frontier shall coordinate to develop a plan that complies with applicable Government Regulations to be implemented in the event of any incident involving personal injury or death to a passenger or crew member on a Flight. The emergency response teams of Frontier and Partner shall coordinate their efforts and shall cooperate fully in response to such emergency, and Partner will provide Frontier full access to all data and records relating to the Flight. The parties recognize and agree that Frontier will have sole responsibility for addressing the media and providing all aspects of family assistance with the exception of Partner's retention of responsibility for operational requirements pursuant to Government Regulations and for family assistance relating to Partner crew members and employees.

         1.9 Post-Departure Procedures. Unless otherwise performed by Frontier personnel, Partner shall perform post-departure procedures for each Flight. Partner will deposit into bank accounts identified by Frontier on a daily basis all cash receipts relating to liquor sales conducted on the Aircraft in the Fleet. Partner will be liable for all losses arising from shortfalls from the sales of liquor or other catering, if any. Partner will reimburse Frontier for all such losses within 30 days following receipt of an invoice or other written notice setting forth the details of such losses. Frontier and Partner will each have the right to audit all internal collection procedures and records relating to Frontier's and Partner's post-departure procedures and all cash receipts relating to catering or liquor sales on board the Aircraft in the Fleet. Should Frontier's audit identify errors or losses exceeding 10% of the amount that should have been reported and paid to Frontier, Partner, after a fifteen (15) day review period, will reimburse Frontier for all reasonable costs, expenses and fees, including without limitation the fees of any outside auditors, incurred in connection with the performance of the audits permitted under this Agreement.

2.  Rights, Responsibilities and Obligations of Frontier.

         2.1 Flight Management Items. Frontier shall: (i) designate from time to time, pursuant to each Schedule Notice, the routes on and destinations to which Partner is to provide the Flight Services and the times of departure for the Flights; (ii) set the fares to be paid for such Flights by the passengers; and
                  (iii) be responsible for the passenger booking, yield management and overbooking of Flights, limited only by the Fleet operated by Partner pursuant to this Agreement.

         2.2 Maintenance Items. Frontier shall provide: (i) adequate access to hangar and related facilities that insures that Partner can perform necessary maintenance functions in a timely fashion to support Flight Services pursuant to this Agreement and related OTP and FCF requirements; (ii) subject to and in compliance with Partner's Maintenance Department Manual System as applicable adequate tooling, ground support equipment, power carts, fuel bowser (ability to fuel and de-fuel), potable water equipment (gate and hangar), separate climate controlled storage of Partner parts inventory; staging and storage area for U/S components, materials handling equipment and supplies (including racking, fire cabinets, pallet jack, forklift, boxes, labels, IATA books, scale, etc); (iii) deicing and snow removal at maintenance facility; (iv) logistical help for any AOG parts shipments, i.e. using Frontiers internal co-mat system to move parts required to support the operation; (v) office, storage, uniform locker space (with telecommunications access) for Partner maintenance personnel (including material clerks), manuals, and records at maintenance facility; (vi) office and parts storage space at DIA terminal for Partner;
                  (vii) Partner's internal auditors with the ability to audit the facilities and services provided to Partner to the extent of the Agreement's terms or other future agreements between the parties allows Partner use or procurement of the other parties' facilities, parts/materials, tools, support equipment, fueling services, personnel resources, or technical data to ensure regulatory compliance; and (viii) Partner the ability to use Frontier's hazardous material disposal services.

         2.3 Marketing/Revenue. Frontier, in its sole discretion and at its sole cost, shall market, advertise and sell tickets on all Flights. Frontier shall provide all reservation services for the Flight Services and shall pay all ticketing and advertising expenses, credit card charges, travel agent commissions and CRS fees applicable to such services. Frontier shall be entitled to retain, and Partner shall pay to Frontier, all revenue and income generated by the Flight Services. Frontier agrees that it will not require Partner to enter into an Essential Air Service market unless Partner, at its sole discretion, agrees in advance to enter the market and the parties have agreed in advance to a method for the establishment of related rates and costs.

3.  Compliance with Regulations.

         3.1 Regulations. Frontier and Partner shall perform their obligations and duties under this Agreement, including, without limitation, all Flight Services and Other Services, in full compliance with any and all applicable laws, ordinances, codes, statutes, orders, directives, mandates, requirements, rules and regulations, whether now in effect or hereafter adopted or promulgated, of all governmental agencies having jurisdiction over Partner's operations, including but not limited to the FAA and the DOT (collectively, "Regulations") for operations in the 50 states in the United States of America and throughout Canada and Mexico. If a party fails to comply with the requirements of this Section 3.1, that failure will constitute a default under
                  Section 12.1.2 or Section 12.2.2, as the case may be.

         3.2 Flight Operations. Partner shall be responsible for the operation of each Aircraft and the safe performance of the Flights in accordance with the Regulations and airline industry standard practice and shall retain full authority, operational control and possession of the Aircraft to do so. Partner, its agents or employees, for the purpose of the safe performance of the Flights, shall have absolute discretion in and shall have sole responsibility for all matters concerning the preparation of each Aircraft for its Flights, and all other matters relating to the technical operation of the Aircraft. Partner will provide policies, procedures and training to Frontier or any other third party providing Other Services in order to meet its obligations under this Section. Partner, insofar as it relates to the safe operation of a Flight, shall have sole and absolute discretion as to the load carried and its distribution and as to the decision whether such Flight shall be taken. Partner shall be solely responsible for and Frontier shall have no obligations or duties with respect to the dispatch of all Flights, provided, Partner will provide Frontier at no cost to Partner with access to its flight operations data on a real-time basis through Bournemann or such other similar system used by Partner in tracking its flight operations.

         3.3 Registration. All Aircraft shall remain registered in the United States of America in accordance with the Regulations.

         3.4 Disclosure. Partner, upon ten (10) business days' prior written request, shall provide Frontier the opportunity to review all operating specifications, operational regulations, manuals and calculations with respect to all Aircraft and flight statistics with respect to all Flights at Partner's corporate or other relevant offices where such records are located.

         3.5 Frontier Stations. Documents will be provided to the relevant airport authorities as required for Partner to operate the Fleet into any city set forth in the Schedule, or any other city to which Frontier provides mainline service in order to enable Partner to provide Flight Services to any city in Frontier's system as in effect from time to time.

         3.6 Reporting. This Agreement shall be treated as a code share for DOT reporting and advertising requirements. Frontier shall provide Partner, within ten (10) days' of Partner's request, with such information necessary for Partner to make the DOT reports and disclosures.

4. Operational Performance Criteria. In order to promote efficient operation of the Flight Services, other than Flight Services conducted for ad hoc schedule changes described in Section 1.2 of this Agreement or due to circumstances outside the Partner's Control, the performance criteria and related bonuses and penalties set forth in this Section 4 will become effective on and after January 1, 2005.

         4.1 On Time Performance Rate Bonus and Penalty Criteria. The "OTP Rate" is defined as the percentage, rounded down to the nearest full percentage point if the percentage point(s) fractional amount is .49 or less and rounded up to the nearest full percentage point if the fractional amount is .50 or greater (for example .49 is rounded down to 0.00, 1.49 is rounded down to 1.0, and
                  1.50 is rounded up to 2.0), determined by dividing the number of Flights not Delayed (as defined below) by the total number of Flights flown by Partner pursuant to a Schedule during the applicable period. For purposes of this Agreement, "Delayed" means a Flight that does not arrive at the destination within 15 minutes after the scheduled arrival time due to matters within Partner's Control. All Flights will be included for calculating the OTP Rate. A cancelled flight (except Flights cancelled because of no passengers, Flights cancelled by Frontier for any reason, Flights cancelled for reasons not within Partner's Control, and the reasons set out in Section 4.2) is a Delayed flight. If Partner's OTP Rate exceeds the lower of (i) Frontier's OTP Rate, or (ii) [***] (the "OTP Bonus Threshold") for any given month, Frontier shall pay Partner a performance bonus in an amount equal to [***] for each full percentage point over the OTP Bonus Threshold, provided, no such bonus will be payable from the time of a OTP Cancellation Event and during the OTP Cure Period described in
                  Section 7.3 herein. If Partner's OTP Rate falls below the lower of (i) Frontier's OTP Rate, or (ii) [***] (the "OTP Penalty Threshold") for any given month, Partner shall pay to Frontier a performance penalty in the amount of [***] for each full percentage point below the OTP Penalty Threshold. Amounts payable in this Section shall be made within 10 business days of receiving the statements provided for in Section 4.6.

         4.2 Flight Completion Factor Bonus and Penalty Criteria. The "FCF" is defined as the percentage of published, scheduled Flights completed for a given month rounded to the nearest 1/10th of a percentage point. For example 97.48% is rounded to 97.5%, while 97.44% is rounded to 97.4%. Flights not completed due to matters not in Partner's Control will not be included in either the numerator or denominator for calculating the FCF. Any Flight that departs 2 hours or more after its scheduled departure, or a Flight that fails to depart pursuant to
                  Section 1.6.2 will be deemed cancelled for purposes of calculating the FCF. If Partner's FCF for a given month exceeds the lower of (i) Frontier's FCF for the comparable period, or (ii) [***] (the "FCF Bonus and Penalty Threshold"), Frontier shall pay Partner a performance bonus in an amount equal to [***], provided, no such bonus will be payable from the time of a FCF Cancellation Event and during the FCF Cure Period described in Section 7.4 herein. If Partner's FCF falls below the FCF Bonus and Penalty Threshold for any given month, Partner shall pay to Frontier a performance penalty as follows:

 CONSECUTIVE MONTH                                  AMOUNT OF PENALTY
BELOW FCF BONUS AND                               PER PERCENTAGE POINT
 PENALTY THRESHOLD                                 BELOW THE FCF BONUS
                                                  AND PENALTY THRESHOLD
       1st                                               [***]
       2nd                                               [***]
       3rd                                               [***]
       4th and Thereafter                                [***]

                  Amounts payable in this Section 4.2 shall be made within 10 business days of receiving the statements provided for in
                  Section 4.6.

         4.3 Daily Performance Data. Partner and Frontier will exchange Fleet performance statistics, including information relating to Flight Delays, cancellations, departures and block hours flown by each Aircraft. Each party will have 7 business days from the receipt of such information to dispute the characterization of the performance statistics for purposes of calculating the OTP Rate and FCF. Failure to dispute such operating statistics within such 7 day period will be deemed acceptance. In order to resolve disputes, each party will designate a single point of contact who will attempt to resolve any disputes. If these two parties are unable to reach agreement, the dispute will be directed to the Vice President, Maintenance, or his or her designee, for each party for final resolution.

         4.4 Combined Performance Criteria. In the event Partner fails to meet both the OTP Penalty Threshold and the FCF Bonus and Penalty Threshold in any given month, the Standard Margin to be paid to Partner pursuant to Section 6 for that month will be reduced by [***]. In the event Partner exceeds both the OTP Bonus Threshold and the FCF Bonus and Penalty Threshold in any given month, the Standard Margin to be paid to Partner pursuant to Section 6 for that month will be increased by [***].

         4.5 Records. Within 5 business days after the end of each calendar month Frontier and Partner will provide each other with all reports, records and supporting documentation as may reasonably be requested by the other party evidencing the number of Aircraft operating in the Fleet, block hours and departures flown by each Aircraft, and passengers carried by each Aircraft, and Frontier shall provide Partner with statements detailing its OTP Rate and FCF calculations, and, if applicable, MBR, for the prior calendar month.

         4.6 Right of Setoff. Each party will have the right to set off an amount due the other party against any amounts to be received from the other party pursuant to this Agreement.

         4.7 Limitation on Applicability of Standards, Criteria, Incentives, and Penalties. Frontier acknowledges that Partner operates flights and provides flight services and other services under its own name and/or under names or service marks other than Frontier JetExpress using aircraft that are not included in the Fleet and that are not subject to this Agreement. Notwithstanding any other term, condition or provision hereof to the contrary, the standards and criteria set forth above in this Section 4 apply only to Flight Services, Flights and Other Services performed by Partner hereunder operating as Frontier JetExpress and not to any other flights, flight services or other services performed by Partner under its own name or under a name or service mark other than Frontier JetExpress. Thus, in calculating Partner's OTP Rate and the FCF, only Flight Services and Other Services performed by Partner under the service mark Frontier JetExpress shall be taken into account in calculating such rates and assessing such incentives and penalties.

5. Interline Agreement. Partner maintenance personnel traveling to provide critical repair services and dead heading Partner crews will be entitled to travel on Frontier and Frontier JetExpress flights as must ride passengers. Commuting Partner crew members and all other Partner employees will be entitled to free travel on Frontier's and Frontier JetExpress flights at a category one level below the lowest category for Frontier employees. Frontier employees will be entitled to travel on Frontier JetExpress Flights under the category of travel to which they are entitled to travel on Frontier flights, and will be entitled to travel on all other Partner flights at a category one level below the lowest category for Partner and Alaska Air Group employees.

6. Payment of Fees. Frontier hereby agrees to pay the following sums as consideration for this Agreement and the provision of the Flight Services and Other Services provided for herein:

         6.1 Estimated Payments. Ten (10) business days prior to the first calendar day of each month in the Term, Frontier will provide operating statistics for the coming month based on the number of Aircraft, departures, block hours and revenue passenger miles to be flown during the coming month assuming a [***] FCF (the "Estimated Statistics"). No later than five (5) business days prior to the first calendar day of each month, Partner will invoice Frontier for the estimated total Fixed Costs, Variable Costs and Pass Thru Costs, plus a margin of [***] (the "Standard Margin") of the total of such items (the total of such costs plus the Standard Margin referred to as the "Estimated Costs") that will be incurred by Partner in connection with providing the Flight Services based on the Estimated Statistics, or, if Frontier fails to provide Estimated Statistics, based on the Estimated Statistics provided for the prior month. Frontier will then pay the Estimated Costs no later than (i) the first business day of the month for which the Estimated Costs have been invoiced, or
                  (ii) five (5) business days following receipt by Frontier of the invoice, whichever is later. .

                  On or before the Effective Date, Frontier will pay to Partner the Estimated Costs for the first two months of Flight Services. Thereafter, on the first business day of each month during the Term, Frontier will pay to Partner the Estimated Costs for the subsequent month of Flight Services. For example, on January 1, 2004, Frontier will pay to Partner the Estimated Costs for January and February of 2004. On February 1, 2004, Frontier will pay to Partner the Estimated Costs for March 2004.

         6.2      Settlement of Actual Costs.

                  6.2.1 Fixed Costs. Except as may be modified for the Option Fleet, Fixed Costs will remain fixed during the term of this Agreement and payment of the Fixed Costs by Frontier at the time of payment of the Estimated Costs will be considered payment in full of the Fixed Costs.

                  6.2.2    Variable Costs. Upon receipt of the reports due under
                           Section 4.6 and determination of the Utilization Guaranty described in Section 6.5, Frontier will determine final Variable Costs (the "Final Variable Costs") for the prior month by multiplying the higher of (i) the actual Unit of Measure incurred in the prior month for each of the Variable Cost set forth on Exhibit 6.1.1, or (ii) the Unit of Measure applicable under the Utilization Guaranty, times the relevant Unit Cost. If the Final Variable Costs plus the Standard Margin exceed the Variable Costs and Standard Margin paid by Frontier as part of the Estimated Costs at the beginning of the prior month, Frontier will pay to Partner the excess within 10 business days or, at Partner's option and request, add the excess to the next payment of Estimated Costs. If the Final Variable Costs are less than the Variable Costs and Standard Margin paid by Frontier as part of the Estimated Costs under Section 6.1, Partner will pay the difference to Frontier within 10 business days or, at Frontier's option, Frontier may deduct the difference from the next payment of Estimated Costs.

                  6.2.3 Pass Thru Costs. Within 60 days of the end of each month during the term, Partner will provide Frontier with preliminary information and supporting invoices and other supporting documentation as may reasonably be requested by Frontier, relating to the actual Pass Thru Costs incurred by Partner in such month. Frontier will then calculate the total Pass Thru Costs as evidenced by the supporting documentation and invoices times the Standard Margin (the "Actual Pass Thru Costs"). If the aggregate Actual Pass Thru Costs plus the Standard Margin for the Fleet exceed the Pass Through Costs and Standard Margin paid by Frontier as part of the Estimated Costs under Section
                           6.1 for the month in which such costs were incurred, Frontier will pay to Partner the excess within 10 business days or, at Partner's option and request, add the excess to the next payment by Frontier of Estimated Costs. If the aggregate Actual Pass Thru Costs are less than the Pass Thru Costs and Standard Margin paid by Frontier as part of the Estimated Costs under Section 6.1 for the month in which such costs were incurred, Partner will pay the difference to Frontier within 10 business days or, at Frontier's option, Frontier may deduct the difference from the next payment of Estimated Costs. Notwithstanding settlement of the above payments at the end of the 60 day period described above, it is understood that Partner may receive additional invoices and supporting documentation with respect to Pass Thru Costs after the 60 day period. Partner will have the right to submit such further invoices or other supporting documentation to Frontier with respect to Pass Thru Costs up to 120 days from the end of the month in which such Pass Thru Costs were incurred by Partner, at which time Frontier and Partner will settle any over or underpayment of the Pass Thru Costs in accordance with the procedures described above. No further settlement of Pass Through Costs will be permitted after the close of the 120 day period.

         6.3 Variable Cost Adjustments. The Adjustable Portion of the Variable Costs as set forth on Exhibit 6.1.1 will be adjusted as set forth in this Section 6 using the indices set forth next to the category of Variable Costs.

                  6.3.1 Definition. "CPI" shall mean the Consumer Price Index, U.S. City Average, Urban Wage Earners and Clerical Workers, All Items (base index year 1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised, including, without limitation, a change in the base index year, an adjustment shall be made by the parties in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if such Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is not readily available to enable the parties to make the adjustment referred to in this Section, then the parties shall mutually agree to substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

                  6.3.2 Adjustment Formula. On each anniversary of the Effective Date (each an "Adjustment Date") and except as otherwise specifically provided for in this Agreement, to determine the amount of adjustment or increase based on CPI, the applicable Adjustable Portion of Variable Costs in effect for the prior twelve months shall be adjusted by multiplying the Adjustable Portion of Variable Costs in effect for the prior twelve months by a fraction, the numerator which shall be the CPI for the third full calendar month immediately preceding the Adjustment Date, and the denominator of which shall be the CPI for the same calendar month in the immediately preceding twelve month period (the "Adjustment").

                  6.3.3 MTX Adjustment. Variable Costs relating to maintenance operations and identified as adjusted pursuant to the MTX Index will be adjusted on each anniversary of the Effective Date pursuant to the formula set forth on Exhibit 6.3.3.

                  6.3.4    Negotiated Variable Cost Adjustment. [***].

         6.4 Net Pre-Tax Operating Margin Payment. In addition to the amounts set forth above, Frontier will pay to Partner an incentive payment (the "Incentive Payment") relating to the pre-tax net operating margin [***]

                  The Incentive Payment will be calculated by Frontier within 5 business days following the filing of its quarterly financial statements with the SEC. The Incentive Payment so determined will be paid to Partner at the time of the next payment of Estimated Costs. Notwithstanding the above, Partner will have no right to receive an Incentive Payment, and the quarterly Incentive Payment will be pro-rated, for any month during the quarter Partner is in an OTP Cure Period as defined in section
                  7.3 or an FCF Cure Period as defined in section 7.4

         6.5 Utilization Guarantee. Frontier will guarantee a minimum daily block hour utilization based on its original estimate of [***] block hours per Aircraft in the Fleet less all Spare Aircraft. For example, for 10 Core Aircraft, Frontier would guarantee any Schedule would require [***] total block hours of flight per day (10 Core Aircraft times [***] hours per day) during the Schedule period. If Frontier either (i) scheduled fewer than the 10 Core Aircraft, or (ii) scheduled the 10 Core Aircraft for fewer than [***] hours per day, during its settlement of Variable Costs under Section 6.2.2, notwithstanding the actual figures reported by Partner, Frontier would need to calculate the Variable Costs as if the actual aircraft and block hours flown during the period were 10 and [***], respectively. Frontier will also gross up any reduction in the Aircraft and block hours flown during any period from the guaranteed amount due to acts or omissions of Frontier's employees, agents, or subcontractors. Notwithstanding the above, Frontier will not be liable for any reduction in actual Aircraft or block hours flown during any period due to maintenance requirements (includes heavy checks), an Extraordinary Maintenance Event (as defined in
                  Section 6.7), weather, air traffic control, or matters within Partner's Control.

         6.6 Statements and Audit Rights. All statements and other information supplied by Partner pursuant to Section 4.5 and this Section 6 shall be accompanied by such supporting information, documentation described on Exhibit 6.6 attached hereto, and as Frontier may reasonably request from time to time (the "Backup Information"). If Frontier reasonably disputes the amount set forth in any statement or the Backup Information is inadequate, incomplete or inaccurate, then Frontier shall pay the undisputed portion of such statement and the portions for which the Backup Information is adequate, complete and accurate, timely, and together with such payment provide Partner with a written statement detailing any disputed amount and the specific amounts for which the Backup Information is inadequate, incomplete or inaccurate. Frontier and Partner shall meet and confer on a regular basis as necessary to resolve any disputed amount and inadequate, incomplete or inaccurate Backup Information within 30 days after Frontier provides notice of the dispute. Both Frontier and Partner agree that it is in the best interest of both parties to initially attempt to resolve disputes without the use of third parties in a cost effective manner. In the event resolution is not successful, the parties will mutually agree to use alternative dispute services as described in Section 15.12, unless otherwise agreed. Disputed amounts and shall not be payable until the dispute is resolved and then shall be payable within 10 days after the dispute is resolved.

                  Frontier or Partner, upon 10 business days' prior written notice, may at its sole cost and expense review and audit, or cause its independent accountants to review and audit for the preceding twelve months of operations, records, files, information, data and documentation (including computer data bases) (the "Record") maintained by the other party specifically related to the calculation of the payments required to be made by Frontier pursuant to this Agreement. Both parties will allow the other's internal auditor or designees to participate in such review, audit and findings. If a party's review of the Records reveals an overcharge or underpayment, then upon demand (subject to the other party's right to review and dispute such findings), the appropriate adjustment will be made as specified above. If the overpayment and/or underpayment is 10% or more than the amount that should have been charged or paid, then there will also be a requirement of reimbursement for all reasonable out of pocket fees, expenses and charges, including the fees and charges of independent accountants retained by the auditing party to complete the audit permitted by this Section, within 30 days following receipt of a detailed invoice setting for the nature of such fees, charges and expenses. Partner and Frontier shall maintain all Records used in calculating the sums payable or receivable under this Agreement in good condition and order at Frontier's or Partner's corporate headquarters for at least three (3) years from the date such Records are created. Frontier and Partner acknowledge and understand that audit rights under this Section shall be strictly limited to the Records involving the Frontier JetExpress operations.

         6.7 Extraordinary Maintenance Event. When an AD or a major component failure that affects the Partner's entire fleet of CRJ-700 aircraft (an "Extraordinary Maintenance Event") occurs, Partner will advise Frontier's VP Maintenance as soon as practicable. Partner will then collect records and reports for all costs and expenses relating to the cure of the Extraordinary Maintenance Event and submit to Frontier for review and approval, which approval will not be unreasonably withheld. Upon approval, Frontier will reimburse Partner for all such costs and expenses according to the following formula: the total approved costs and expenses will be divided by total Partner fleet of CRJ-700 aircraft, with the quotient further divided by the average number of months remaining on the leases or loans in place with respect to the Partner's total Fleet. This amount per month will then be multiplied by the number of Aircraft in the Fleet and the number of months remaining in the term of this Agreement. Frontier will then, at its option, either (i) pay the amounts as a lump sum, or (ii) pay the amount per month per aircraft during the remaining term of this Agreement as a Pass Thru Cost; provided no Standard Margin or Incentive Payment will be made on these amounts or costs. If Frontier and Partner are unable to agree whether an Extraordinary Maintenance Event occurred or the costs associated with addressing the Extraordinary Maintenance Event, the parties agree to use an independent arbitrator with expertise in aviation maintenance to resolve the dispute. Should the arbitrator rule in favor of Partner, the amortization period will be as if it were the date the costs were first presented to Frontier. Any cancellations and delays resulting from an Extraordinary Maintenance Event will not be included in the determination of Partner's OTP or FCF calculations under both Section 4 and Section 7. For the period of the Extraordinary Maintenance Event, Frontier will only pay a margin and bonus margin on those days not impacted by the event. For purposes of "Net-Pre Tax Margin Termination" the quarter during which an Extraordinary Maintenance Event has occurred will not be included in the calculation.

         6.8 Start-up costs. Frontier shall reimburse Partner for Start-up costs as set forth in Exhibit 6.1.2.

7.       Term and Termination.

         7.1 Term. The term of this Agreement (the "Term") commences on the Effective Date and shall expire ("Expiration Date") on the 12th anniversary of the Effective Date or, unless earlier terminated as provided in this Agreement.

         7.2 Agreement Review. Frontier and Partner shall meet within 60 days prior to the third and sixth anniversary of the Effective Date of the Agreement. The purpose of this meeting shall be to evaluate and modify the Agreement as the parties may deem appropriate. In the event the meeting does not occur by the anniversary date, or no agreement is reached on modifications of the Agreement proposed by either party, within thirty days of the receipt of a proposal, at the sole discretion of either party. Frontier or Partner shall have the right to terminate this Agreement upon 30 days written notice (an "Interim Termination Notice"). In the event of an Interim Termination Notice, there shall be a one year Ramp Down Period as described in Section 7.9, during which all terms of the Agreement then effect, shall control both Frontier and Partner.

         7.3 OTP Rate Early Termination. If at any time during the Term Partner's OTP Rate falls below the lower of (i) Frontier's OTP Rate, or (ii) [***] (the "OTP Termination Threshold") for three of any four consecutive calendar months (an "OTP Cancellation Event"), Frontier, at its election, may by written notice (an "OTP Performance Notice") inform Partner that if Partner does not achieve the OTP Termination Threshold and continue to meet the FCF Termination Threshold for each of the next two calendar months after receipt of the OTP Performance Notice (the "OTP Cure Period"), Frontier, at its option may give an OTP Termination Notice (as defined below). If, after the OTP Cure Period has expired Partner has not cured the OTP Cancellation Event as set forth in the notice, then Frontier may provide Partner with written notice of its intent to terminate this Agreement on the date set forth therein ("OTP Termination Notice"), such date to be no earlier than 180 days from the date the OTP Termination Notice is received by Partner.

         7.4 FCF Early Termination. If Partner's FCF falls below (a) for calendar year 2004 and Ramp Down Period, the lower of (i) Frontier's FCF, or (ii) [***], or (b) for any other year during the Term, the lower of (i) Frontier's FCF, or (ii) [***] (the "FCF Termination Threshold") for three of any four consecutive calendar months (an "FCF Cancellation Event"), Frontier, at its election, may by written notice (an "FCF Performance Notice") inform Partner that if Partner does not achieve the FCF Termination Threshold and continue to meet the OTP Termination Threshold for each of the next two calendar months after receipt of the FCF Performance Notice (the "FCF Cure Period"), Frontier, at its option may give an FCF Termination Notice (as defined below). If, after the FCF Cure Period has expired Partner has not cured the FCF Cancellation Event as set forth in the notice by the end of the FCF Cure Period, then Frontier may provide Partner with written notice of its intent to terminate this Agreement on the date set forth therein ("FCF Termination Notice"), such date to be no earlier than 180 days from the date the FCF Termination Notice is received by Partner.

         7.5 Overall Performance Early Termination. Beginning January 1, 2005 and on January 1 of each subsequent year during the Term, Frontier will calculate Partner's FCF and OTP for the prior 24 month period. If either (i) Partner's OTP fails to meet the OTP Termination Threshold, or (ii) Partner's FCF falls below the FCF Termination Threshold for such 24 month period, Frontier will have the right, at its option and at any time until June 30th of the year in which the calculations are made, to terminate the term of this Agreement upon 180 days' prior written notice.

         7.6 Change of Control Termination. This Agreement may be terminated by either Partner or Frontier in the event the other party, including, in the case of Partner, all Affiliated Service Providers, experiences a change in control or a sale of substantially all of its assets by providing 30 days' prior written notice (the "Change Termination Notice"). For purposes of this paragraph, "change of control" means any person or group (each as used in section 13(d)(3) and 14(d)(2) of the Exchange Act) either becomes the beneficial owner, directly or indirectly, of voting securities of either party representing 50% or more of the combined voting power of all securities of the party on a fully diluted basis, or otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the party.

         7.7 Route Overlap Termination. The following defined terms shall apply only for purposes of this Section 7.7: (i) "Affiliate" means an entity majority owned by, owned in common with, or controlled by a party; (ii) "F9" means Frontier Airlines, Inc. and all Affiliates; (iii) "QX" means Alaska Air Group and all Affiliates; (iv) "Routes" means markets served using non-stop flights; (v) "Flight Leg" is one take-off and landing on a Route; (vi) "F9 Flight Legs" means the total number of Flight Legs on all Routes served by F9, or by Partner pursuant Flights operated under this Agreement, using aircraft operated by F9 or Partner, but not including Routes served by its other code share partners operating aircraft not owned or operated by F9 or Partner; (vii) "F9 Departing Seats" means the total number of seats on the aircraft operated on the F9 Flight Legs; (viii) "QX Flight Legs" means the total number of Flight Legs on all Routes served by QX using aircraft operated by QX, but not including Routes served by its other code share partners operating aircraft not owned or operated by QX; (ix) "QX Departing Seats" means the total number of seats on the aircraft operated on the QX Flight Legs; (x) "Overlap Legs" means the number of Flight Legs flown by both F9 and QX on the same Routes; and (xi) "Overlap Seats" means the number of seats on the aircraft operated on the Overlap Legs.

                  On the Effective Date, Frontier will calculate the number of F9 Departing Seats and Partner will calculate the number of QX Departing Seats, each based on an average peak day in its schedule for the month of January 2004. An overlap ratio (the "Base Ratio") will be determined in accordance with the following formula:

                                      [***]

                           where,

                           [***]

                           with all calculations rounded up to the nearest whole number

                  On each anniversary of the Effective Date, Frontier and Partner will calculate an Overlap Ratio in accordance with the procedures and formula set forth above. If the then computed Overlap Ratio is greater than [***] the Base Ratio, then either party may terminate this Agreement by providing no fewer than 30 days' prior written notice (a " Route Overlap Notice") to the other party.

         7.8 Effect of Termination. If either party elects to terminate this Agreement pursuant to this Section 7, Frontier and Partner shall make all payments as required by this Agreement, with full rights of setoff as set forth herein, for the period through and including the termination date set forth in the notice provided under Sections 7.2, 7.3, 7.4, 7.5, 7.6, or 7.7, as applicable.

         7.9 Ramp Down Period. At the final year of the Term, or in the event of an early termination under Sections 7.2, 7.6 or 7.7, a one-year ramp down period will be permitted under which Aircraft will be removed from the Fleet at a rate of 25% of the Aircraft then in the Fleet, rounded up to the nearest whole number, per 90 day period following the effective date of termination upon the end of the Term or as required by such notice. Any notice of termination under Sections 7.2, 7.6 or
                  7.7 will state the dates on which the Aircraft are to be removed from the Fleet. For a termination upon the end of the Term, Frontier must provide Partner 180 days notice of date that aircraft will be taken out within each 90-day period.

8.       Service Mark License For Services Provided By Partner.

         8.1 Grant of License. For the payment of $1.00, Frontier and Partner each hereby grant to the other a non-exclusive, non-transferable, revocable license to use the other's Service Marks as Frontier and Partner may designate, in writing, from time to time solely for the purpose of conducting the Flight Services and Other Services to be rendered by Partner; provided, however, that at any time prior to expiration or termination of this Agreement Frontier and Partner may alter, amend or revoke the license hereby granted and require the other's use of any new or different Frontier or Partner Service Mark in conjunction with the Flight Services as Frontier and Partner may determine in its sole discretion and judgment.

         8.2      Terms and Conditions Governing Service Mark License.

                  8.2.1 Frontier and Partner hereby acknowledge Frontier's and Partner's ownership of their respective Service Marks, further acknowledge the validity of their Service Marks, and agree that it shall not do anything in any way to infringe or abridge upon the other's rights in their Service Marks or directly or indirectly to challenge the validity of the other's Service Marks. Frontier's and Partner's use of the Service Marks inures to the benefit of the respective party. Frontier and Partner will sign any lawful documents, make any lawful declaration, or provide affidavits, the other reasonably requests in connection with any trademark application or registration for the Frontier or Partner Service Marks or any variation thereof.

                  8.2.2 To assure that the production, appearance and quality of the Frontier Service Marks is consistent with Frontier's reputation for high quality and the goodwill associated with the Frontier Service Marks, Partner agrees to maintain a level of quality consistent with Frontier's quality in the Flight Services it provides pursuant to this agreement and to follow Frontier's written instructions regarding use of the Frontier's Service Marks, as they may be amended from time to time. Partner also retains the right to require Frontier to follow Partner's written instructions regarding use of the Partner's Service Marks, as they may be modified from time to time.

                  8.2.3 Frontier and Partner agree that, in providing the Flight Services and Other Services, they shall not advertise or make use of either party's Service Marks without the prior written consent of the other. Frontier and Partner shall have absolute discretion to withhold its consent concerning any and all such advertising and use of its Service Marks in any advertising. In the event Frontier or Partner approves the use of its Service Marks in any advertising, such advertising shall identify the owner of such Service Marks and conform with any additional requirements specified by the owner.

                  8.2.4 To the extent that either party licenses the use its Service Marks, the Service Marks shall be used only in connection with the Flight Services and not in connection with any other business or activity of Frontier, Partner or any other entity.

                  8.2.5 Nothing in this agreement shall be construed to give either party the exclusive right to use the other's Service Marks or abridge the owner's right to use and license the Service Marks, and Frontier and Partner herby reserve the right to continue to use its Service Marks and to license such other uses of its Service Marks, as it may desire.

                  8.2.6 No term or provision of the Agreement shall be construed to preclude Frontier from allowing the use of the Frontier Service Marks, including "Frontier JetExpress," or the aircraft exterior color decor and patterns by other individuals or entities not covered by this Agreement.

                  8.2.7 Upon the termination or expiration of this Agreement, the license and use of the Frontier and Partner Service Marks by the other shall cease and such use shall not thereafter occur.

9.       Liability and Indemnification.

         9.1 Relationship Between the Parties. Nothing contained in this Agreement will be deemed to create any agency or partnership or similar relationship between Frontier and Partner. Nothing contained in this Agreement will be deemed to authorize either Frontier or Partner to bind or obligate the other. Partner and its employees engaged in performing the Flight Services and Other Services shall be employees of Partner for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of Frontier. Frontier and its employees engaged in performing the obligations of Frontier under this Agreement shall be employees, agents and independent contractors of Frontier for all purposes, and under no circumstances shall be deemed to be employees, agents or independent contractors of Partner. Pursuant to this Agreement, Partner shall act, for all purposes, as an independent contractor and not as an agent for Frontier. Frontier shall have no supervisory power or control over any employees engaged by Partner in connection with their performance hereunder, and all complaints or requested changes in procedures shall be transmitted by Frontier to a designated officer of Partner. Nothing contained in this Agreement shall be intended to limit or condition Partner's control over its operations or the conduct of its business as an air carrier, and Partner and its principals assume all risks of financial losses which may result from the operation of the Flight Services and Other Services to be provided by Partner hereunder.

                  Each party accepts full and exclusive liability for the payments of workers' compensation and employer's liability insurance premiums with respect to its own employees and for the payment of all taxes, contributions or other payments for unemployment compensation or old age benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or by any other national, state, or local governmental authority having jurisdiction with respect to a party's employees, measured by the wages, salaries, compensation, or other remuneration paid to a party's employees. Each party further agrees to make such payments and to make and file all reports, and to do everything necessary to comply with the laws imposing such taxes, contributions or other payments.

         9.2 Indemnification by Partner. Partner agrees to indemnify, defend and hold harmless Frontier, its directors, officers, employees, agents, parent corporation, subsidiaries and affiliates for, from and against any and all loss, liability, claim, damage, penalty, fine, charge, cause of action, demand, cost and expense (including attorneys' and consultants' fees and costs) whatsoever (collectively, "Damages"), as incurred, arising out of, or resulting from: (i) the provision of the Flight Services by Partner or any of its employees, agents, licensees, officers or directors; (ii) Partner's breach of this Agreement; (iii) damage or destruction of property of any person, or injury or death of any person, caused by, arising out of, or in connection with any act or omission of Partner, its employees, agents, licensees, contractors, suppliers, officers or directors; and (iv) Partner's failure to comply with any Regulations. Partner shall reimburse Frontier or other Indemnified Party (as defined below) for any legal and any other expenses reasonably incurred in investigating, preparing or defending against any claim or action arising out of or relating to any of the foregoing. The indemnity provisions of this paragraph 9.2 will not apply if it is determined by final decision of a court or tribunal that, with respect to the cause of the applicable Damages, the percentage of responsibility allocated to Partner is less than the percentage of responsibility allocated directly to Frontier for its negligence, gross negligence, or willful misconduct. The indemnification obligations of this paragraph 9.2 shall survive termination or expiration of this Agreement.

         9.3 Indemnification by Frontier. Frontier agrees to indemnify, defend and hold harmless Partner, its directors, officers, employees, agents, subsidiaries and affiliates and their officers and directors for, from and against any and all Damages, as incurred, arising out of, or resulting from: (i) Frontier's breach of this Agreement; (ii) damage or destruction of property of any person, or injury or death of any person, caused by, arising out of, or in connection with any act or omission of Frontier, its employees, agents, licensees, contractors, suppliers, officers or directors in performing Frontier's obligations or in connection with Flight operations; and (iii) Frontier's failure to comply with any of the Regulations. Frontier shall reimburse Partner or other Indemnified Party (as defined below) for any legal and any other expenses reasonably incurred in investigating, preparing or defending against any claim or action arising out of or relating to any of the foregoing. The indemnity provisions of this paragraph 9.3 will not apply if it is determined by final decision of a court or tribunal that, with respect to the cause of the applicable Damages, the percentage of responsibility allocated to Frontier is less than the percentage of responsibility allocated directly to Partner for its negligence, gross negligence, or willful misconduct. The indemnification obligations of this paragraph 9.3 shall survive termination or expiration of this Agreement.

         9.4 Conduct of Indemnification Proceedings. The person or entity claiming indemnification hereunder is referred to as the "Indemnified Party" and the party against whom such claims are asserted hereunder is referred to as the "Indemnifying Party". Each Indemnified Party shall give reasonably prompt notice to the Indemnifying Party of any action or proceeding or assertion or threat of claim commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve the Indemnifying Party from any liability which it may have under the indemnity agreement provided in this Agreement, unless and to the extent the Indemnifying Party did not otherwise learn of such action, threat or claim and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to the Indemnified Party other than the indemnification obligation provided under Sections 9.2 and 9.3 above. If the Indemnifying Party elects within a reasonable time after receipt of notice, the Indemnifying Party may assume the defense of the action or proceeding at Indemnifying Party's own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party; provided, however, that, if the Indemnified Party reasonably determines upon advice of counsel that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the Indemnifying Party, then the Indemnified Party shall be entitled to separate counsel at its own expense, which counsel shall be chosen by the Indemnified Party in its sole discretion. If the Indemnifying Party does not assume the defense, after having received the notice referred to in the second sentence of this Section, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. Unless and until a final judgment that an Indemnified Party is not entitled to the costs of defense under the foregoing provision, the Indemnifying Party shall reimburse, promptly as they are incurred, the Indemnified Party's costs of defense.

         9.5      Insurance.

                  9.5.1 Frontier and Partner, at all times during the Term of this Agreement, shall have and maintain in full force and effect, policies of insurance of the types of coverage, and in the minimum amounts stated below with insurance companies of recognized reputation and responsibility in the United States commercial air carrier industry, licensed to do business in the state(s) of the location(s) covered by this Agreement, including insurance coverage on all Aircraft used to provide Flight Services. Unless otherwise specified, the minimum amounts of insurance coverage required hereunder shall be per occurrence, combined single limit for all insurance coverage required hereunder.

                            1.   Aircraft Liability          [***].per Occurence
                                    and Ground                 Combined Single
                                 Liability Insurance         Limit of Liability
                                 (including Commercial             for CRJs
                                 General Liability)

                                 a. Bodily Injury              Included in
                                    and Personal               Combined Single
                                    Injury - Passengers              Limit

                                 b. Bodily Injury              Included in
                                    and Personal               Combined Single
                                    Injury - Third Parties         Limit

                                 c. Property Damage            Included in
                                                               Combined Single
                                                                   Limit

                                                               Per Accident

                            2.   Worker's Compensation         Statutory
                                 Insurance (Company
                                 Employees)

                                 Employers' Liability          [***].
                                 (Company Employees)

                                 Baggage                       [***] (per
                                 Liability                     Passenger),
                                                                unlimited for
                                                               assistive devices

                                 Cargo Liability               [***] any One
                                                                Aircraft.

                                                              [***] any One
                                                              Disaster with
                                                              Terms, Limitations
                                                              and Conditions
                                                              Acceptable to
                                                              Frontier

                  9.5.2 The parties hereby agree that from time to time during the Term of this Agreement, Frontier and Partner may agree that it is necessary for Partner to have and maintain amounts of insurance coverage different from those amounts set forth in Section
                           9.5.1. If these changes in coverage are agreed to by Partner, Partner shall implement these changes upon the earlier of the renewal of the applicable policy and the effective date of the Regulation, if any, requiring the insurance coverage.

                  9.5.3 Partner and Frontier shall cause all policies of insurance which they maintain pursuant to this Agreement, to be duly and properly endorsed by Partner's insurance underwriters as follows:

                           9.5.3.1 To provide that Partner's underwriters shall waive any and all subrogation rights against Frontier, its directors, officers, agents and employees without regard to any breach of warranty by Partner or to provide other evidence of such waiver of recourse against Frontier, its directors, officers, agents, or employees as shall be acceptable to Frontier to the extent Partner is liable pursuant to Section 9.2.

                           9.5.3.2 To provide that Frontier's underwriters shall waive any and all subrogation rights against Partner, its directors, officers, agents and employees without regard to any breach of warranty by Frontier or to provide other evidence of such waiver of recourse against Partner, its directors, officers, agents, or employees as shall be acceptable to Partner to the extent Frontier is liable pursuant to Section 9.3.

                           9.5.3.3 Be duly and properly endorsed to provide that each such policy or policies or any part or parts thereof shall not be canceled, terminated, or materially altered, changed or amended by Frontier or Partner's insurance underwriters, until after 30 days' written notice to Frontier or Partner which 30 days' written notice shall commence to run from the date such notice is issued to Frontier or Partner or such shorter period (10 days in respect to non-payment of premium/7days or such shorter period as my exist in the case of a War Risk coverage).

                  9.5.4 With respect to policies of insurance described as Aircraft Liability and Ground Liability Insurance and to the extent of the indemnity provided by Partner in
                           Section 9.2 and Frontier in Section 9.3, Frontier and Partner will provide that Frontier's and Partner's policies:

                           9.5.4.1 Name the other party, its directors, officers, agents, parents, subsidiaries and employees as Additional Insureds thereunder.

                           9.5.4.2 Constitute primary insurance for such claims and acknowledge that any other insurance policy or policies of the other party will be secondary or excess insurance; and

                           9.5.4.3 Provide a cross-liability clause acceptable to both parties, and a specific contractual liability insurance provision covering liability assumed by Frontier and Partner under this Agreement.

                  9.5.5 With respect to policies of insurance for coverage described as Aircraft Liability and Ground Liability Insurance, Partner shall cause its insurance underwriters to provide a breach of warranty clause.

                  9.5.6 Upon request by Frontier and Partner shall furnish the other with evidence of the aforesaid insurance coverage and by providing certificates of insurance certifying that the aforesaid insurance policy or policies with the aforesaid policy limits are duly and properly endorsed as aforesaid and are in full force and effect.

                  9.5.7 Frontier shall maintain cargo liability coverage, in types and amounts required by law, for all airfreight transported by Partner under a Frontier airbill on any Flights.

10.  Confidentiality.

         10.1 Frontier and Partner agree that the terms of this Agreement shall be treated as confidential and shall not be disclosed to third parties without the express written consent of Frontier and Partner, or as required by law. In the event of disclosure required by law, only those portions of this Agreement required to be disclosed shall be disclosed. The disclosing party shall make good faith efforts to minimize the portions to be disclosed and shall seek confidential treatment by the receiving party or agency for any portions disclosed. In the event of one party being served a subpoena or discovery request, prior to responding to the subpoena or request, the party served shall notify the other party to provide the other party an opportunity to contest the disclosure of any terms of this Agreement.

         10.2 "Confidential Information" means the terms and conditions of this Agreement and any and all information or data shared between the parties or learned by either party as the result of the performance of its obligations under this Agreement, including but not limited to information and data relating to fares, route performance and profitability, maintenance programs, technical manuals, or load factors, in any form, including, without limitation, written documents, oral communications, recordings, videos, software, data bases, business plans, and electronic and magnetic media, except for information generally available to the public. Frontier and Partner agree that they shall maintain all Confidential Information in confidence and use such Confidential Information solely for purposes of performance under this Agreement. Such Confidential Information shall be distributed within each party's company only to personnel and to its legal counsel, auditors and other consultants on a need-to-know basis for purposes related to this Agreement or in compliance with a court order or statutory or regulatory requirements. Except for legal counsel and auditors, and as permitted by
                  Section 10.1, in no event shall either party disclose Confidential Information to any third parties except subcontractors and independent consultants and then only if approved by both parties in writing in advance of such disclosure. Confidential Information does not include information that is available to the general public other than as a result of disclosure by the disclosing party or information that was known or independently developed by the receiving party prior to disclosure, as evidenced by records kept in the ordinary course of business.

11. Taxes. Partner shall pay, prior to delinquency, those taxes related directly to the Partner's provision of Flight Services under this Agreement with the following exceptions. For the purposes of this Agreement, Partner will not be construed as the seller of transportation to the passenger. Fuel taxes, property taxes, and sales taxes on aircraft parts and maintenance equipment associated with this Agreement will be treated as Pass Thru Costs. Net income taxes on Partner's profits are the responsibility of Partner. Frontier will pay, prior to delinquency, all taxes imposed on any sums paid by Partner to Frontier under this Agreement.

12.      Defaults and Remedies.

         12.1 Default by Partner. The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by Partner (an "Event of Default"):

                  12.1.1 The failure of Partner to make any payment required to be made to Frontier by Partner hereunder, as and when due, and such failure continues for five (5) days after Partner's receipt of written notice from Frontier;

                  12.1.2 The failure of Partner to observe or perform any of the material covenants, conditions or provisions of this Agreement to be observed or performed by Partner, other than as described in 12.1.1 and such failure shall continue for a period of 15 days after written notice thereof from Frontier to Partner or such longer period as may be reasonably necessary to complete the cure of such failure up to 120 days; provided Partner commences such cure during the initial 15-day period and pursues the cure to completion;

                  12.1.3 (i) the cessation of Partner's business operations as a going concern; (ii) the making by Partner of any general assignment, or general arrangement for the benefit of creditors; (iii) the inability of Partner to generally pay Partner's debts as they come due and Partner's written admission of its inability to pay its debts as they come due; (iv) the filing by or against Partner of a petition to have Partner adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of petition filed against Partner, the same is dismissed, stayed or vacated within 120 days); (v) an adjudication of Partner's insolvency; (vi) appointment of a trustee or receiver to take possession of substantially all of Partner's assets which is not dismissed, stayed or vacated within 120 days; or (vii) the attachment, execution or other judicial seizure of substantially all of Partner's assets which is not dismissed, stayed or vacated within 120 days.

                  12.1.4 Upon an Event of Default, Frontier may within 30 days of such Event of Default: (a) by written notice to Partner (a "Default Termination Notice"), terminate this Agreement effective as of the date set forth in the Default Termination Notice which date shall not be less than 30 nor more than 180 days after the date of the Default; and/or (b) pursue all other rights and remedies available at law or in equity to Frontier for the Event of Default, including, without limitation, injunctive relief, specific performance and damages. After receipt of a Default Termination Notice, Partner shall continue to provide the Flight Services and Other Services in accordance with this Agreement until the termination date set forth in the Default Termination Notice and provided Frontier has satisfied its obligations under the Agreement. No remedy or election by Frontier hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other rights and remedies at law or in equity.

         12.2 Frontier Default. The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by Frontier (an "Frontier Event of Default"):

                  12.2.1 The failure of Frontier to make any payment required to be made to Partner by Frontier hereunder, as and when due, and such failure continues for two (2) business days after Frontier's receipt of written notice from Partner;

                  12.2.2 The failure of Frontier to observe or perform any of the covenants, conditions or provisions of this Agreement to be observed or performed by Frontier, other than as described in Section 12.2.1 and such failure shall continue for a period of 15 days after written notice thereof from Partner to Frontier or such longer period as may be reasonably necessary to complete the cure of such failure, up to 120 days, provided Frontier commences such cure during the initial 15-day period and pursues the cure to completion;

                  12.2.3 (i) the cessation of Frontier's business operations as a going concern; (ii) the making by Frontier of any general assignment, or general arrangement for the benefit of creditors; (iii) the inability of Frontier to generally pay Frontier's debts as they come due or Frontier's written admission of its inability to pay its debts as they come due; (iv) the filing by or against Frontier of a petition to have Frontier adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of petition filed against Frontier, the same is dismissed, stayed or vacated within 120 days); (v) an adjudication of Frontier's insolvency; (vi) appointment of a trustee or receiver to take possession of substantially all of Frontier's assets which is not dismissed, stayed or vacated within 120 days; or (vii) the attachment, execution or other judicial seizure of substantially all of Frontier's assets which is not dismissed, stayed or vacated within 120 days.

                  12.2.4 Upon the occurrence and continuance of an Frontier Event of Default under Section 12.2.1, Partner may immediately terminate this Agreement, discontinue Flight Services, and /or pursue all other rights and remedies available at law or in equity, including, without limitation, injunctive relief, specific performance and damages. Under any other Frontier Event of Default, Partner may: (a) by written notice to Frontier (an "Frontier Default Notice") terminate this Agreement effective as of the date set forth in the Frontier Default Notice which date shall not be less than 30 nor more than 180 days after the date of the Frontier Event of Default; and/or (b) pursue all other rights and remedies available at law or in equity to Partner for the Frontier Event of Default, including, without limitation, injunctive relief, specific performance and damages. After receipt of a Frontier Default Notice, Frontier shall continue to perform its obligations under this Agreement until the termination date set forth in the Frontier Default Notice. No remedy or election by Partner hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other rights and remedies at law or in equity.

13.  Records and Reports.

         13.1 Retention of Records. Frontier and Partner shall retain all records developed in connection with this Agreement in accordance the express terms of this Agreement and as required by applicable law and the Regulations.

         13.2 Provision of Additional Records. Subject to DOT practices, regulations and procedures, Partner shall promptly furnish Frontier, upon written request by Frontier with a copy of every final report that it prepares and is required to submit to the DOT, FAA, National Transportation Safety Board or any other governmental agency, relating to any accident or incident involving an Aircraft used in performing Flight Services under this Agreement, when such accident or incident is claimed to have resulted in the death of or substantial injury to any person or the loss of, damage to, or destruction of any property. Frontier agrees to treat all such material supplied by Partner pursuant to this Section as Confidential as defined under Section 10 of this Agreement.

14. Exclusivity. Nothing contained in this Agreement shall restrict either party from entering into any other code-share agreement with any other party.

15.      Miscellaneous Provisions.

         15.1 Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by: (i) hand delivery; (ii) facsimile; (iii) express overnight delivery service; or (iv) certified or registered mail, postage prepaid, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below and shall be effective upon receipt or the rejection of such delivery, except if delivered by facsimile outside of business hours in which case they shall be effective on the next succeeding business day:

                  If to Frontier:   Frontier Airlines, Inc.
                                    7001 Tower Road
                                    Denver, Colorado 80239
                                    Attn: Vice President - Marketing & Planning
                                    Telephone:  [***]
                                    Facsimile: [***]

                  If to Partner:    Horizon Air
                                    19521 International Boulevard
                                    Attn:  Vice President, Finance
                                    Telephone:  [***]
                                    Facsimile:  [***]

         15.2 Waiver and Amendment. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

         15.3 Captions. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

         15.4 Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and other costs in addition to any other relief to which it may be entitled.

         15.5 Entire Agreement. This Agreement, including all attached exhibits and schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes any prior agreements, whether written or oral, with respect to such matters, and there are no other representations, warranties or agreements, written or oral, between Frontier and Partner with respect to the subject matter of this Agreement other than as set forth herein.

         15.6 Jurisdiction; Choice of Law. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the non-exclusive jurisdiction of all federal and state courts located in the State of Colorado. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         15.7 Severability. If this Agreement, any one or more of the provisions of this Agreement, or the applicability of this Agreement or any one or more of the provisions of this Agreement to a specific situation, shall be held invalid, illegal or unenforceable or in violation of any contract or agreement to which Partner or Frontier are a party, then Frontier and Partner shall in good faith amend and modify this Agreement, consistent with the intent of Partner and Frontier, as evidenced by this Agreement, to the minimum extent necessary to make it or its application valid, legal and enforceable and in accordance with the applicable agreement or contract, and the validity or enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

         15.8 Force Majeure. A party may not consider any default, delay, or failure to perform by the other party, including Partner's failure to achieve the OTP and/or the FCF rates required under this Agreement, other than a failure to pay amounts when due, as a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes beyond the reasonable control of the party charged with a default including, but not limited to, causes such as strikes or other labor disputes, riots, civil disturbances, actions of governmental authorities that effect Partner's fleet of CRJ-700 aircraft, epidemics, war, embargoes, terrorism, weather, fire, earthquakes, nuclear disasters, or acts of God or of the public enemy.

         15.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         15.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Frontier and Partner and their respective successors and permitted assigns.

         15.11 No Assignment. The rights, obligations and duties of Frontier and Partner under this Agreement may not be assigned or delegated, except as may otherwise be mutually agreed by Frontier and Partner, which shall not be unreasonably withheld.

         15.12 Arbitration. Except as otherwise expressly provided herein, any controversy, dispute, disagreement or claim between the parties arising under or relating to this Agreement (a "Dispute"), including any question concerning the validity, termination, interpretation, performance, operation, enforcement or breach of this Agreement, shall be referred to binding arbitration. Each of Frontier and Partner irrevocably submits to the exclusive jurisdiction of such arbitration and expressly and irrevocably waives its rights to bring suit against the other party in any court of law except for the limited purpose of enforcing an arbitral award obtained in respect of a Dispute, or for obtaining any injunctive relief available to it under the laws of any jurisdiction for a breach or threatened breach by the other party of this Agreement that threatens irreparable damage.

                  Any Dispute submitted for arbitration will be finally settled by binding and confidential arbitration according to the American Arbitration Association Commercial Arbitration Rules (the "Rules"), except as modified by mutual agreement of Frontier and Partner. In the event of a conflict between the Rules and this Section 15.12, the provisions of this Section
                  15.12 will prevail. The arbitration will be conducted by three arbitrators, each of whom will be knowledgeable about the legal, marketing and other business aspects of the airline industry, unless otherwise agreed. Initially, and until written notice has been received to the contrary, all notifications and communications arising from the arbitral proceedings may be made to the parties in the manner and the addresses specified in Section 15.1.

                  In the event that any Dispute is submitted to arbitration, all then current Disputes (including counterclaims between the parties) will be consolidated in a single arbitration proceeding. The arbitral proceeding will not exceed ninety
                  (90) days commencing on the date the last arbitrator accepts his or her appointment. If the arbitral award is not issued within this time, then the arbitration proceeding will be renewed automatically for another ninety (90) days. Evidence may not be taken in the arbitral proceeding except in the presence of both parties and all witnesses, if any, may be questioned by both parties. Notwithstanding the outcome of any Dispute, each party will bear its own costs and expenses, including attorneys' and expert fees, relating to any arbitration occurring pursuant to this Section.

                     IN WITNESS WHEREOF, the parties executed and deliver this Agreement as of the date first written above.

                                                Frontier Airlines, Inc.,
                                                a Colorado corporation

                                                By:
                                                Name:

                                                Title:

                                                HORIZON AIR INDUSTRIES, INC.
                                                a Washington corporation

                                                By:
                                                Name:
                                                Title:

                                    EXHIBITS

Schedule A                 Certain Defined Terms

Exhibit 1.1                Partner Operational and Maintenance Practices

Exhibit 1.3.1              Initial Fleet

Exhibit 1.3.3              Configuration, Decor and Livery Standards

Exhibit 1.6.1              Pilot and Flight Attendant Appearance Standards

Exhibit 6.1.1              Fixed, Variable and Pass Thru Costs

Exhibit 6.1.2              Training/Start-up Pass Thru Costs

Exhibit 6.3.3              MTX Variable Cost Adjustment Formula

Exhibit 6.6                Backup Documentation

                                   EXHIBIT 1.1

                    PARTNER'S OPERATIONAL AND MAINTENANCE PRACTICES

1. Aircraft are scheduled to have a minimum turn time of [***] minutes in the hub, and [***] minutes of minimum turn time in non-hub stations.

2. Three aircraft are scheduled to RON in DEN, or another MTX RON location as mutually agreed, each night, of which two are scheduled Aircraft and one is a spare Aircraft. Two Aircraft will have a minimum ground time of [***], and 1 Aircraft will have a minimum ground time of [***]. The Schedule will provide that each aircraft will remain overnight in DEN or MTX RON location at least once every [***].

3. Each line of flying that originates at a non-maintenance RON location as defined in section 1.7.2 in the agreement, will be scheduled to have one [***] turn in DEN each day.

                                  EXHIBIT 1.3.1

Initial Fleet - 8 + 1 Spare

                   Anticipated                                Number of
                  In-Service                                  Aircraft
                     Month

                   [***]2004                            3 Core + 1 Spare; 4 Used

                   [***]2004                                2 Core; 2 New

                   [***]2004                                1 Core; Used

                   [***]2004                                1 Core; Used

                   [***]2004                                1 Core; Used

                                  EXHIBIT 1.3.3

                   CONFIGURATION AND INTERIOR DECOR STANDARDS

Aircraft seating configuration

1. All aircraft will be configured to have 70 seats with a 31 inch pitch, except for the exit row, which will have a 41 inch pitch.

2. Seats will be covered in color (color#) leather according to the current Horizon standard interior configuration (reference to Horizon aircraft configuration manual) for a Bombardier CRJ-700 aircraft.

Carpeting

All aircraft interiors will have carpet according to current Horizon standard interior configuration (reference to Horizon aircraft configuration manual) for a Bombardier CRJ-700 aircraft.

Emergency cards

All aircraft will be outfitted with emergency cards in their seatback pocked as required by federal regulations. Emergency cards will be labeled "Frontier JetExpress operated by Horizon Airlines".

                                  EXHIBIT 1.6.1

                    PILOT AND FLIGHT ATTENDANT APPEARANCE STANDARDS

Pilots

All pilots are to adhere to the appearance standards set by the Policies and Procedures section of the Horizon Air Flight Operations Manual.

Flight Attendants

All flight attendants are to adhere to the appearance standards set by the Policies and Standards section of the Horizon Air Flight Attendant Manual.

                                  EXHIBIT 6.1.1

                       FIXED, VARIABLE AND PASS THRU COSTS

                                      [***]

                                  EXHIBIT 6.1.2

                        TRAINING/START-UP PASS THRU COSTS

                                      [***]

                                  EXHIBIT 6.3.3

                      MTX VARIABLE COST ADJUSTMENT FORMULA

                                      [***]

                                   EXHIBIT 6.6

                              BACKUP DOCUMENTATION

     Cost                            Backup Required                    Minimum Frequency
Hull Insurance                 Insurance Policy & Invoice         Annually or at time of change

Liability Insurance            Insurance Policy & Invoice         Annually or at time of change

War Risk Insurance             Insurance Policy & Invoice         Annually or at time of change

Property Taxes                 Assessment & Evidence of Payment   Semi-annually

Deicing                        Invoices & Evidence of Payment     Monthly

Fuel Costs                     Invoices & Evidence of Payment     Monthly

Catering                       Invoices & Evidence of Payment     Monthly

Landing Fees                   Invoices & Evidence of Payment     Monthly

Security Fees                  Invoices & Evidence of Payment     Monthly

Station Rent                   Lease Document; Invoices &         Monthly
                               Evidence of Payment

Aircraft Ownership Costs       Lease or Finance Documents         When added to Fleet

Station Costs                  Subcontracts; All Invoices         Monthly
                               and Evidence of Payment

                                   SCHEDULE A

                              CERTAIN DEFINED TERMS

"FIXED COSTS"                  means each of the cost elements identified as
                               Fixed Costs on Exhibit 6.1 to this Agreement, or such costs and expenses as may be otherwise agreed to by the parties from time to time and evidenced by an appropriate amendment to
                               Exhibit 6.1.

"OTHER SERVICES"               means (i) curb-side service in all locations
                               where it is normal and customary or where another airline offers curbside check-in; (ii) check-in service with automated baggage tags and boarding pass printers in all locations;
                               (iii) ticketing and security services in accordance with the Federal Aviation
                               Administration and Frontier directives and guidelines, as may be issued from time to time, and any other directives or guidelines as Partner and Frontier may mutually approve, in all locations; (iv) transportation of mail and other cargo (other than hazardous materials) on Flights, at the order of Frontier, to the extent of available Aircraft capacity; (v) the acquisition and delivery of aircraft fuel and oil to the Fleet; (vi)
                               Aircraft deicing when needed; (vii) station handling, including aircraft, ticket counter, gate, ramp, aircraft cleaning and baggage services; and (viii) communication systems, office supplies, postage, parking, training, reaccommodation, in-flight catering.

"PARTNER CONTROL"              means acts, omissions or events are not due to
                               the acts or omissions of a Frontier employee or agent, including any third party contractor of Frontier, or Force Majeure as defined in
                               Section 15.8 of this Agreement, or are not due to acts taken by Partner in order to comply with Regulations.

"PASS THRU COSTS"              means each of the cost elements identified as
                               Pass Thru Costs on Exhibit 6.1 to this
                               Agreement and certain occasional costs
                               incurred by Partner while providing the Flight
                               Services, such as costs relating to opening new cities or costs and expenses relating to arranging for and conducting Ad Hoc Flights pursuant to Section 1.2 of this Agreement.

"UNIT OF MEASURE"              means the unit used to measure the Fixed Costs,
                               Variable Costs and Pass Thru Costs as set forth on Exhibit 6.1 to this Agreement.

"VARIABLE COSTS"               means each of the cost elements identified as
                               Variable Costs on Exhibit 6.1 to this Agreement, as adjusted from time to time in accordance with the terms of this Agreement.